Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference to the Registration Statement on Form F-3 of our report dated February 24, 2021, with respect to the consolidated balance sheet of Universe Pharmaceuticals Inc. as of September 30, 2020, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2020, as included in the Company’s 2021 Form 20-F annual report filed January 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York
October 27, 2022